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                                                                  Exhibit 99.2.1

                     CONSENT OF ALLEN & COMPANY INCORPORATED

         We hereby consent to the inclusion in its entirety of that certain letter from Allen & Company Incorporated to the Board of Directors of Promotions.com, Inc. ("Promotions.com") dated February 11, 2002, relating to our opinion as to the fairness, from a financial point of view, of the consideration to be received by the stockholders of Promotions.com in the proposed transaction (the "Proposed Transaction") between Promotions.com and iVillage Inc. ("iVillage") in any filing made by iVillage with the Securities and Exchange Commission with respect to the Proposed Transaction. We also hereby consent to iVillage's including the name "Allen & Company Incorporated" in any part of such filing.

                                              ALLEN & COMPANY INCORPORATED

                                              By:  /s/ Kim M. Wieland
                                                 -----------------------------
                                              Name: Kim M. Wieland
                                              Title: Managing Director

New York, New York
April 4, 2002